Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268995

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 26 DATED APRIL 1, 2025
TO THE PROSPECTUS DATED APRIL 16, 2024

This document supplements, and should be read in conjunction with, our prospectus dated April 16, 2024, as supplemented by Supplement No. 1 dated May 2, 2024, Supplement No. 2 dated May 17, 2024, Supplement No. 3 dated June 4, 2024, Supplement No. 4 dated June 24, 2024, Supplement No. 5 dated July 2, 2024, Supplement No. 6 dated July 18, 2024, Supplement No. 7 dated August 2, 2024, Supplement No. 8 dated August 16, 2024, Supplement No. 9 dated August 19, 2024, Supplement No. 10 dated September 4, 2024, Supplement No. 11 dated September 17, 2024, Supplement No. 12 dated October 2, 2024, Supplement No. 13 dated October 18, 2024, Supplement No. 14 dated November 1, 2024, Supplement No. 15 dated November 15, 2024, Supplement No. 16 dated November 20, 2024, Supplement No. 17 dated December 2, 2024, Supplement No. 18 dated December 18, 2024, Supplement No. 19 dated January 2, 2025, Supplement No. 20 dated January 17, 2025, Supplement No. 21 dated February 3, 2025, Supplement No. 22 dated February 14, 2025, Supplement No. 23 dated March 3, 2025, Supplement No. 24 dated March, 18, 2025 and Supplement No. 25 dated March 20, 2025. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•our daily net asset value, or NAV, per share for our common stock for the month of March 2025; and
•an update on our share redemption plan activity.

Historical NAV per Share

The following table sets forth the NAV per share for the Class A, Class I, Class T, Class D, Class M-I, Class T2 and Class N shares of our common stock on each business day for the month of March 2025. There were no Class S shares of our common stock outstanding during this period.

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share**	NAV per Class D Share*	NAV per Class M-I Share	NAV per Class T2 Share	NAV per Class N Share**
March 3, 2025	$13.45	$13.55	$13.58	$13.57	$13.44	$13.38	$13.46
March 4, 2025	$13.39	$13.48	$13.51	$13.49	$13.37	$13.31	$13.39
March 5, 2025	$13.39	$13.48	$13.52	$13.49	$13.37	$13.32	$13.39
March 6, 2025	$13.39	$13.48	$13.52	$13.50	$13.37	$13.32	$13.39
March 7, 2025	$13.39	$13.48	$13.52	$13.50	$13.38	$13.32	$13.40
March 10, 2025	$13.40	$13.49	$13.53	$13.51	$13.38	$13.32	$13.40
March 11, 2025	$13.40	$13.49	$13.53	$13.51	$13.39	$13.33	$13.41
March 12, 2025	$13.40	$13.50	$13.53	$13.51	$13.39	$13.33	$13.41
March 13, 2025	$13.41	$13.50	$13.54	$13.52	$13.39	$13.33	$13.41
March 14, 2025	$13.41	$13.50	$13.54	$13.52	$13.40	$13.33	$13.41
March 17, 2025	$13.41	$13.51	$13.55	$13.53	$13.40	$13.34	$13.42
March 18, 2025	$13.42	$13.51	$13.55	$13.53	$13.40	$13.34	$13.42
March 19, 2025	$13.42	$13.51	$13.55	$13.53	$13.40	$13.34	$13.42
March 20, 2025	$13.42	$13.51	$13.55	$13.53	$13.41	$13.34	$13.43
March 21, 2025	$13.42	$13.51	$13.55	$13.53	$13.41	$13.34	$13.43
March 24, 2025	$13.43	$13.52	$13.56	$13.54	$13.41	$13.35	$13.44
March 25, 2025	$13.43	$13.52	$13.56	$13.54	$13.42	$13.35	$13.44

March 26, 2025	$13.43	$13.52	$13.56	$13.54	$13.42	$13.35	$13.44
March 27, 2025	$13.43	$13.52	$13.56	$13.54	$13.42	$13.35	$13.44
March 28, 2025	$13.43	$13.52	$13.56	$13.54	$13.41	$13.35	$13.44
March 31, 2025	$13.42	$13.51	$13.55	$13.53	$13.40	$13.34	$13.43

*Class D shares are currently being offered pursuant to a private placement offering.
**Class N and Class T shares are not available for purchase except through our distribution reinvestment plan.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined.

Redemptions

For the month of March 2025, we received redemption requests in excess of the remaining amount under our 5.0% quarterly limit. As per the terms of our share redemption plan, we honored all death and disability-based redemption requests and any requests for which the total account value was less than the minimum account balance of $500, if any, in full and all other redemption requests on a pro rata basis up to the limit. As such, each stockholder whose March 2025 redemption request was prorated received approximately 19.0% of such request.